IntelGenx Reports Q2 and First Six Months 2015 Results and Provides Corporate Development Update

  Revenue up threefold over Q2 and H1 2014
  Company achieves $3M milestone payment from Edgemont
  André Godin, CPA, CA, appointed as Executive Vice-President and CFO
  Clemens Mayr, appointed Director
  Moving towards positive cash flow by fiscal year-end

SAINT LAURENT, QUEBEC, August 10, 2015 - IntelGenx Technologies Corp. (TSX-V: IGX) (OTCQX: IGXT) (the “Company” or “IntelGenx”) today announced financial results for the three and six months ended June 30, 2015 and provided an update on operational developments. All amounts are in U.S. Dollars unless otherwise stated.

“Sales of Forfivo XL® continue to grow as expected, with Q2 2015 ($585 thousand) gross sales coming in more than three times higher than in Q2 2014 ($160 thousand),” commented Dr. Horst G. Zerbe, President and CEO of IntelGenx. “Furthermore, in July 2015 we were informed by our licensing partner, Edgemont Pharmaceuticals (“Edgemont”), that cumulative net trade sales of Forfivo XL® over the preceding 12 months exceeded $7 million. This triggers a one-time milestone payment of $3 million, of which $1 million is payable immediately and the balance six months later.”

Financial Results:

Revenue for the six months ended June 30, 2015 was $1,210 thousand, up threefold over the $382 thousand realized in the first six months of 2014. Current year sales relate exclusively to Forfivo XL®, our first FDA approved product launched in October 2012 under a licensing partnership with Edgemont. Revenues include $784 thousand of license revenue compared to $201 thousand for the first six months of 2014 and $426 thousand of royalty income compared to $181 thousand for the first six months of 2014. Management continues to believe that year-over-year quarterly sales increases will be maintained throughout fiscal 2015.

Operating costs and expenses remained stable at $1,456 thousand during the first six months of 2015, versus $1,450 thousand for the corresponding period of 2014.

IntelGenx generated an operating loss of $246 thousand during the first six months of 2015, compared with an operating loss of $1,068 thousand during the first six months of 2014.

The net loss was $328 thousand for the first six months of 2015, down from $1,056 thousand during the first six months of 2014. This translated into a $0.01 loss per share for the first six months of 2015, compared with a loss per share of $0.02 for the first six months of 2014.

“I am pleased to report that we are making significant progress reaching our objective of positive cash flow by the end of our current fiscal year,” highlighted Mr. Andre Godin, newly appointed Executive Vice-President and CFO of IntelGenx. “Going forward, we will continue to maintain strong financial discipline as we further enhance working capital and build on our growth initiatives," he added.

Cash on hand as at June 30, 2015 was $2,663 thousand compared with cash of $4,399 thousand as at December 31, 2014.

Corporate Development Update

Executive nomination

On July 20, 2015, the Company announced that it entered into an employment agreement with André Godin, CPA, CA, appointing him Executive Vice-President and Chief Financial Officer effective August 24, 2015. The Board appointed Mr. Godin as Chief Financial Officer effective July 20, 2015.

Mr. Godin has more than 25 years experience in the Biotech/Pharma industry. Most recently, he served as Interim CEO and CFO of Neptune Technologies and Bioresources Inc. and both of its subsidiaries Acasti and NeuroBioPharm. He started with Neptune in 2003 as Vice President, Administration and Finance and was named its Chief Financial Officer in 2008. Prior to joining Neptune, Mr. Godin was president of a dietary supplement corporation and a corporate controller for a pharmaceutical corporation in OTC products.

Mr. Godin is a member of the Canadian Chartered Professional Accountants and the Canadian Institute of Chartered Accountants. He holds a Bachelor of Business Administration degree from Université du Québec à Montreal.

Appointment of new Director

On August 5, 2015, the Company announced that Clemens Mayr has accepted his appointment to serve on the Company’s Board of Directors.

Clemens Mayr is a partner of McCarthy Tétrault LLP, a leading Canadian law firm. His practice focusses on M&A and capital markets, both domestic and cross-border. In the course of his practice he has advised corporations and boards in numerous industries, including in particular life-sciences and technology. He currently also serves on the board of partners of McCarthy Tétrault LLP and on the board of directors of the Institute of Corporate Directors (Quebec Chapter). He is also the chair of the Legal Advisory Committee of the AMF (the Québec securities regulatory authority).

Product-related

Forfivo XL Sales

According to Symphony Health Solutions, gross sales of Forfivo XL® totaled $4.7 million in the second quarter of 2015, representing an increase of $0.74 million, or 19%, over the $4.0 million realized in the first quarter of 2015. In addition, the number of Forfivo XL® prescriptions filled increased by 10%, up from approximately 10,600 in the first quarter of 2015 to 11,700 in the second quarter of 2015.

Milestone Payments

IntelGenx’ licensing partner Edgemont has informed the Company that in the month of July 2015, cumulative net trade sales of Forfivo XL® over the preceding 12 months exceeded $7 million. Under the License and Asset Transfer Agreement that the companies entered into in 2012, IntelGenx is entitled to a one-time milestone payment of $3 million, of which $1 million will be payable 14 days after the milestone has been achieved, and the balance of $2 million payable six months later.

Tadalafil Oral Film

In July 2015, IntelGenx received the results of a pilot biostudy that was conducted with the Company’s proprietary VersaFilm™ tadalafil product. Tadalafil is indicated for the treatment of erectile dysfunction. The study results confirmed that the film is bioequivalent with the brand product, Cialis® tablets. The company plans to submit a 505(b)(2) NDA in 2016 and have the product ready for commercialization upon expiry of the substance patent in 2017.

New Manufacturing Facility

The Investments related to the Company's planned expansion are on track. Excellent progress is being made establishing the Company’s manufacturing facility for its growing portfolio of VersaFilm™ projects. The construction and build-out of the new facility is well under way and IntelGenx expects to move into its new premises in the third quarter of 2015. The Company looks forward to taking the next steps to position IntelGenx as the film development partner of choice, offering its pharmaceutical partners complete support from concept, through research and development, regulatory affairs, and commercial supply of its VersaFilm™ products.”

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances including but not limited to sales projections, timing for the completion of the new premises, and timing for submission of the NDA and commercialization of the Company’s VersaFilm™ tadalafil product and these statements are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

INVESTOR CONTACT:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

COMPANY CONTACT:
Andre Godin
Executive Vice-President and CFO
IntelGenx Technologies Corp.
T: +1 514-331-7440 (ext. 201)
F: +1 514-331-0436
andre@intelgenx.com
www.intelgenx.com